UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 17, 2009

URBAN OUTFITTERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	000-22754	23-2003332
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 South Broad St, Philadelphia PA	19112-1495
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 454-5500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of John E. Kyees and Appointment of Eric Artz as Chief Financial Officer

On December 17, 2009, the Company announced that John E. Kyees, age 63, Chief Financial Officer, will retire and be succeeded by Eric Artz as Chief Financial Officer effective February 1, 2010. Mr. Artz, age 42, comes to the Company from VF Corporation, where he has served as Chief Financial Officer of VF Contemporary Brands for two years. Mr. Artz also served as Chief Operating Officer and Chief Financial Officer of Seven For All Mankind, LLC from November 2006 through August 2007. Mr. Artz had been Vice President of Operations for VF Outdoor from June 2003 through October 2006, and since joining VF Corporation in 1992 served in several financial and operational positions for its divisions in the United States, Europe and Japan. Prior to joining VF Corporation, Mr. Artz, a Certified Public Accountant, worked for Ernst & Young in their audit department.

Mr. Artz will be employed with the Company on an “at-will” basis, and will initially earn an annual base salary of $425,000. Mr. Artz will receive a signing bonus of $300,000. Mr. Artz will also receive relocation expenses of up to $75,000 plus applicable taxes. He will be eligible to participate in the Company’s Executive Incentive Plan, with an initial target maximum bonus potential of 75% of base salary. Management will recommend that the Compensation Committee of the Board of Directors grant Mr. Artz, following his start date, 100,000 non-qualified stock options to vest in three equal annual installments beginning on the third anniversary of the grant date, at a per share exercise price equal to a 10% price premium to fair market value of the Company’s common shares on the grant date.

John E. Kyees will resign from his position as the Company’s Chief Financial Officer, effective February 1, 2010. Mr. Kyees will remain with the Company as Chief Investor Relations Officer through the date of his anticipated retirement on June 30, 2010. Mr. Kyees will also assist Mr. Artz with his transition to the role of Chief Financial Officer.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated December 17, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URBAN OUTFITTERS, INC.

Date: December 17, 2009	By:	/S/ GLEN T. SENK
Glen T. Senk
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated December 17, 2009.